Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CRIXUS BH3 ACQUISITION COMPANY

Crixus BH3 Acquisition Company (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the text of Section 4.3(b)(i) of Article IV thereof in its entirety and inserting the following in lieu thereof:

“(i) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time and from time to time at the option of the holder thereof and (B) automatically upon the closing of the Business Combination.”

2. The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting the text of Section 9.2(d) of Article IX thereof in its entirety and inserting the following in lieu thereof:

“In the event that the Corporation has not consummated an initial Business Combination by July 31, 2024 (the ‘Termination Date’), the Corporation shall (i) cease all operations except for the porpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Offering Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Corporation to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, liquidate and dissolve, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.”

3. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged this 6th day of October, 2023.

CRIXUS BH3 ACQUISITION COMPANY

By:	/s/ Gregory Freedman
Name:	Gregory Freedman
Title:	Co-Chief Executive Officer and Chief Financial Officer